UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2006

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Establishment of 2006 Base Salary Amounts and 2005 Annual Incentive Bonuses

On February 8, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sunstone Hotel Investors, Inc. (the “Company”) increased the annual base salary rates by 4% for certain of the Company’s named executive officers, with the new rates effective as of January 1, 2006. The new annual base salary rates for Robert A. Alter, Chief Executive Officer, Jon D. Kline, Executive Vice President and Chief Financial Officer, and Gary A. Stougaard, Executive Vice President and Chief Investment Officer, are $572,000, $390,000, and $364,000 respectively.

In addition, the Compensation Committee approved discretionary annual incentive bonuses for the 2005 fiscal year for the Company’s named executive officers, pursuant to their respective employment arrangements and based upon certain performance criteria, including the Compensation Committee’s subjective evaluations of personal job performance and the performance of the Company measured against objective business criteria. The 2005 annual cash incentive bonus amounts for the Company’s named executive officers are as follows: Robert A. Alter, Chief Executive Officer: $653,125; Jon D. Kline, Executive Vice President and Chief Financial Officer: $445,313; and Gary A. Stougaard, Executive Vice President and Chief Investment Officer: $415,625. Mr. Alter was also awarded matching deferred compensation of approximately $47,275.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: February 14, 2006	By:	/s/ Jon D. Kline
Jon D. Kline Executive Vice President and Chief Financial Officer